Exhibit 99.1

News Release
Public Storage, Inc.
701 Western Avenue
Glendale, CA  91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------

                                    For Release:           Immediately
                                    Date:                  May 6, 2004
                                    Contact:               Mr. Harvey Lenkin
                                                           (818) 244-8080

 Public Storage, Inc. Reports Results for the First Quarter Ended March 31, 2004

Glendale, California - Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for quarter ending March 31, 2004.

Operating Results for the Quarter Ended March 31, 2004:
-------------------------------------------------------

Net income for the three months ended March 31, 2004 was $69,067,000 compared to $76,639,000 for the same period in 2003, representing a decrease of $7,572,000 or 9.9%. This decrease is primarily due to an increase in the allocation of income to minority interest of $10,063,000 attributable to the restructuring of our preferred partnership interests (as discussed below), an increase in depreciation expense due to newly opened facilities, and increased general and administrative expense attributable primarily to increased stock-based compensation expense and terminated employee expense. The effect of these items was partially offset by improved operations of our Same Store self-storage facilities (as discussed below), and improved operations generated by our newly developed self-storage facilities.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $21,927,000 or $0.17 per common share on a diluted basis (based on 128,387,000 weighted average diluted common equivalent shares) for the three months ended March 31, 2004 compared to $31,945,000 (restated for the application of EITF Topic D-42 as discussed below) or $0.26 per common share on a diluted basis (based on 125,232,000 weighted average diluted common equivalent shares) for the same period in 2003, representing a decrease of 34.6% on a per share basis. The decrease in our net income allocable to common shareholders and earnings per common diluted share is due to the impact of the factors described above with respect to net income as well as an increase in net income allocated to our preferred shareholders. The increase in net income allocated to our preferred shareholders was due to an allocation for the excess of the redemption amount over the carrying amount of preferred securities redeemed during the quarter (described below), as well as an increase in distributions to preferred shareholders due to an increase in average outstanding securities offset by lower average coupon rates.

For the three months ended March 31, 2004 and 2003, we allocated $38,042,000 and $37,022,000 of our net income, respectively, to our preferred shareholders based on their distributions. During the third quarter of 2003, we implemented the Securities and Exchange Commission's clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." This implementation resulted in an additional allocation of net income to our preferred shareholders and a corresponding reduction of net income allocable to our common shareholders for the three months ended March 31, 2004 of $3,723,000 or $0.03 per common share. This allocation represents the excess of the redemption amount over the carrying amount (primarily representing the underwriter's commission) of our Series L Preferred Stock that was redeemed on March 10, 2004. Similarly, in a restatement of amounts previously reported for the three months ended March 31, 2003, we allocated net income to our preferred shareholders and a reduced net income allocable to our common shareholders of $2,297,000 or $0.02 per common share, representing the excess of the redemption amount over the carrying amount (primarily representing the underwriter's commission) of our Series B Preferred Stock that we called for redemption during the three months ended March 31, 2003.

Since March 31, 2003, we have redeemed $317.5 million of our preferred stock, including $230 million that was redeemed during the three months ended March 31, 2004. The average dividend rate with respect to these securities was approximately 8.28% annually. As a result of these redemptions, distributions paid to the holders of these securities were reduced by $4,254,000 during the three months ended March 31, 2004 as compared to the same period in 2003. Offsetting this reduction was an increase in distributions paid to our preferred shareholders as the result of the issuance of $520.0 million of preferred stock over the past year, including $267.5 million that was issued during the three months ended March 31, 2004. The average annual dividend rate with respect to these securities is approximately 6.38%. As a result of these issuances, distributions paid to our preferred shareholders increased by approximately $5,274,000 during the three months ended March 31, 2004 as compared to the same period in 2003. Approximately $230.0 million of the $520.0 million was utilized during the three months ended March 31, 2004 to redeem preferred securities. The remaining net proceeds from the issuances remains on-hand in our invested cash reserves earning interest at nominal rates relative to the distribution requirement of the preferred stock. Net income was negatively impacted by the difference between the distribution rates with respect to these preferred securities and the nominal interest income earned on the net proceeds raised. We expect that the negative impact will continue until such net proceeds are ultimately deployed into the acquisition or development of real estate assets, the redemption of higher rate preferred stock, the repayment of scheduled principal payments on debt, or other corporate purposes, including common stock repurchases.

Funds from Operations:
----------------------

For the three months ended March 31, 2004, funds from operations ("FFO") decreased to $0.58 per common share on a diluted basis as compared to $0.64 for the same period in 2003, representing a decrease of 9.4%.

Funds from operations for the three months ended March 31, 2004 and 2003, has been reduced by $3,723,000 ($0.03 per share) and $2,297,000 ($0.02 per share), respectively, reflecting the application of the Securities and Exchange Commission's clarification of EITF Topic D-42 with respect to our Series L Preferred Stock that we redeemed on March 10, 2004 and our Series B Preferred Stock that we redeemed on March 31, 2003.

FFO for the three months ended March 31, 2004 was reduced by $943,000 ($0.01 per share) due to our share of PS Business Parks' ("PSB") application of EITF Topic D-42 with respect to preferred securities that it called for redemption in the three months ended March 31, 2004. FFO for the three months ended March 31, 2003 was reduced by $2,599,000 ($0.02 per share), representing our share of PSB's impairment charge on impending real estate sales recorded in the three months ended March 31, 2003.

For the quarter ended March 31, 2004, FFO was also negatively impacted by a special distribution paid to certain preferred unitholders of $8,000,000 ($0.06 per share) and $2,063,000 ($0.02 per share) of excess redemption cost over carrying cost of the preferred units. Both of these reductions were related to the restructuring of preferred partnership units as described below.

The following table provides a summary of the impact of the above-mentioned changes that have occurred during the first quarter of 2004:


                                                                          Three Months Ended
                                                                               March 31,
                                                                 ------------------------------------
                                                                                          Percentage
                                                                   2004         2003        Change
                                                                 ---------    ---------   -----------
Funds from operations per common share prior to
    adjustments for the following items................           $  0.70      $  0.68         2.9%

Impact as a result of the excess redemption costs over carrying value of preferred securities (application of EITF Topic D-42):
     In connection with the redemption of our
     preferred stock...................................             (0.03)       (0.02)
     In connection with the restructuring of our
     preferred partnership units.......................             (0.02)         -
     In connection with PSB's redemption of preferred
     stock through our pro rata share of equity in
     earnings..........................................             (0.01)         -

Special distribution paid to preferred unitholders in
connection with restructuring the terms of the units...             (0.06)         -

Real estate asset impairment charges through our pro
rata share of PSB's earnings...........................              -           (0.02)
                                                                 ---------    ---------
    Funds from operations per common share, as
    reported (a).......................................           $  0.58      $  0.64        (9.4)%
                                                                 =========    =========



(a) Funds from Operations per common share as presented in our quarterly earnings release for the quarter ended March 31, 2003 was $0.68 per common share. It has been restated to $0.64 per common share, reflecting the impact of Topic D-42 described below, and to implement the SEC's recent guidance that real estate impairment charges should not be added back to net income in determining Funds from Operations per common share.

During the three months ended March 31, 2004 and 2003, we incurred stock based compensation expense of approximately $967,000 and $167,000, respectively. In addition, the increase in our average common share price during the first quarter of 2004, as compared to the same period in 2003, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. This increase combined with the actual issuance of common stock in connection with the exercise of employee stock options during the period resulted in a year-over-year increase of approximately 2,939,000 weighted average shares outstanding for the purpose of computing earnings per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended March 31, 2004 as compared to the same period in 2003.

FFO is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts ("REITs") may be compared. FFO is a supplemental non-GAAP financial disclosure and it is generally defined as net income before depreciation and does not include gains or losses on the disposition of real estate assets. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, or other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Property Operations:
--------------------

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company's overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

We have increased the number of facilities included in the "Same Store" pool from 1,252 at December 31, 2003 to 1,271 facilities (which at March 31, 2004 includes 33 facilities owned by unconsolidated entities in which the Company has an investment). The 19 facilities added to the Same Store pool had enough operating history as stabilized facilities managed by Public Storage, and in which Public Storage had an interest in to provide meaningful comparative information for 2002, 2003, and 2004. We believe that the increase in the Same Store pool to 1,271 facilities provides a more complete view of the Company's portfolio.

As a result of the change in the Same Store pool, the relative weighting of markets has changed. Accordingly, comparisons should not be made between information presented previously for the Same Store pool of 1,252 facilities and this current pool of 1,271 facilities in order to identify trends in occupancies, realized rents per square foot, or operating results.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store
------------------------------------------
Facilities (1,271 Facilities):
------------------------------


                                                         Three Months Ended March 31,
                                                      ------------------------------------
                                                                              Percentage
                                                       2004         2003        Change
                                                      -----------  ---------- ------------
                                                      (Dollar amounts in thousands, except
                                                            weighted average data)
Rental income:
   Base rental income.............................    $ 197,043    $ 183,947       7.1%
   Promotional discounts..........................      (14,372)     (11,326)     26.9%
                                                      -----------  ---------- ------------
   Adjusted base rental income ...................      182,671      172,621       5.8%
   Late charges and administrative fees collected.        8,296        7,045      17.8%
                                                      -----------  ---------- ------------
   Total rental income (a)........................      190,967      179,666       6.3%

Cost of operations:
     Property taxes...............................       18,889       18,107       4.3%
     Direct property payroll......................       14,688       13,868       5.9%
     Cost of managing facilities..................        6,219        5,511      12.8%
     Advertising and promotion....................        5,622        3,911      43.7%
     Utilities....................................        4,714        4,258      10.7%
     Repairs and maintenance......................        5,410        4,092      32.2%
     Telephone reservation center.................        2,767        2,432      13.8%
     Property insurance ..........................        2,315        1,542      50.1%
     Other........................................        7,160        5,949      20.4%
                                                      -----------  ---------- ------------
   Total cost of operations (a)...................       67,784       59,670      13.6%
                                                      -----------  ---------- ------------
Net operating income..............................    $ 123,183    $ 119,996       2.7%
                                                      ===========  ========== ============
Gross margin......................................       64.5%        66.8%       (3.4)%

Weighted average for the period:
   Square foot occupancy (b)......................       89.6%        84.9%        5.5%
   Realized annual rent per occupied square foot (c)  $  11.02     $  10.99        0.3%
   REVPAF (d).....................................    $   9.87     $   9.33        5.8%

 Weighted average at March 31:
   Square foot occupancy..........................       90.0%        85.4%        5.4%
   In place annual rent per occupied square foot (e)  $  12.14    $   12.01        1.1%
   Posted annual rent per square foot (f).........    $  12.79    $   12.17        5.1%

Total available net rentable square feet (in
thousands)........................................       74,002       74,002       -



(a) See attached reconciliation of these amounts to the Company's consolidated self-storage revenues and operating expenses.

(b) Square foot occupancies represent weighted average levels over the entire period.

(c) Realized annual rent per occupied square foot is computed by dividing annualized adjusted base rental income by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

(d) Annualized revenue per available square foot ("REVPAF") represents annualized adjusted base rental income divided by total available net rentable square feet.

(e) In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

(f) Posted annual rent per square foot represents the rents charged to new tenants without reductions for any promotional discounts.


Analysis of Same Store Results
------------------------------

During the first quarter of 2004, net operating income for the Same Store facilities increased 2.7% as compared to the same period in 2003, due to the following:

o REVPAF increased 5.8% from $9.33 per square foot in the first quarter of 2003 to $9.87 in the first quarter of 2004. This was attributable to a 5.5% increase in weighted average occupancy levels from 84.9% in the first quarter of 2003 to 89.6% in the first quarter of 2004. In addition, realized annual rent per occupied square foot increased 0.3% from $10.99 in the first quarter of 2003 to $11.02 in the first quarter of 2004, due primarily to higher monthly average rates charged to existing and new tenants, offset in large part by the impact of increased promotional discounts given to incoming tenants from $11,326,000 for the first quarter of 2003 to $14,372,000 for the first quarter of 2004.

o The impact of the increase in REVPAF was partially offset by a 13.6% increase in operating expenses from $59,670,000 in the first quarter of 2003 to $67,784,000 in the first quarter of 2004. This increase in cost of operations is primarily due to 1) a $1,711,000 (43.7%) increase in advertising and promotion expense, attributable primarily to a $1,606,000 (91.3%) increase in television advertising expense, 2) a $1,528,000 (7.9%) increase in direct property payroll and cost of managing facilities, attributable primarily to higher wage rates and increased incentives to property personnel, and 3) a $1,318,000 (32.2%) increase in repairs and maintenance expense.

o Net operating income also benefited from a 17.8% increase in late charges and administrative fees collected from $7,045,000 in the first quarter of 2003 to $8,296,000 in the first quarter of 2004. This increase is primarily attributable to an increase in administrative fees charged to new tenants upon move-in from $10 to $15 effective January 1, 2004, combined with a 5.8% increase in move-ins.

Outlook:
--------

We expect to continue promotional discounting and television advertising at least in the second quarter of 2004. The level of such activities cannot be estimated at this time, but we expect that they will be higher than for the same period in 2003. The up front costs of these marketing activities, and the increases in promotional discounts, are expected to continue to adversely impact our net operating income in 2004. The following table summarizes additional selected financial data with respect to our Same Store facilities:



                                                             For the Three Months Ended
                                              ---------------------------------------------------------------------
                                                  March 31       June 30      Sept. 30      Dec. 31      Full Year
                                              -------------   -----------   -----------   -----------    ----------

Promotional Discounts (in 000's):
   2003...............................          $  11,326      $ 14,560      $ 13,273       $13,244      $ 52,403
   2004...............................          $  14,372

Television advertising expense (in 000's):
   2003...............................          $   1,760      $  2,987      $  3,369       $ 1,148      $  9,264
   2004...............................          $   3,366

REVPAF:
   2003...............................           $  9.33        $  9.65       $ 10.02       $  9.93      $    9.73
   2004...............................           $  9.87

Weighted average realized annual rent per
  occupied square foot for the period:
   2003...............................           $ 10.99        $ 10.81       $ 10.89       $ 10.95      $   10.91
   2004...............................           $ 11.02

Weighted average occupancy levels for the period:
   2003...............................             84.9%          89.2%         92.0%         90.7%         89.2%
   2004...............................             89.6%

Weighted average occupancy at April 30:
   2003...............................                            86.8%
   2004...............................                            91.3%

Total Promotional discounts during the month
  of April (in 000's):
   2003...............................                          $ 4,380
   2004...............................                          $ 5,626

Television advertising expense during the month
  of April (in 000's):
   2003...............................                          $   596
   2004...............................                          $   941


Property Development and Acquisitions:
--------------------------------------

During the first quarter of 2004, we opened three newly developed self-storage facilities (237,000 net rentable square feet), at a total cost of approximately $27,395,000. In addition, we completed two conversions of industrial space at the discontinued containerized storage facilities at a total cost of $3,296,000, adding 116,000 net rentable square feet of self-storage space. We also completed various expansions and remodeling projects to enhance existing properties' visual and structural appeal at a cost of $6,523,000.

At March 31, 2004, there are 42 projects that are in construction or are expected to begin construction generally by December 31, 2004, comprised of 11 newly developed self-storage facilities (718,000 net rentable square feet) with total estimated costs of $75.3 million, 15 projects (530,000 net rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $39.1 million, and 16 projects (1,048,000 net rentable square feet) to convert industrial space at the discontinued containerized storage facilities into self-storage space for a total estimated cost of $34.2 million. These projects will be fully funded by the Company. Opening dates for these facilities are estimated through the next 12 to 24 months. The development of these facilities is subject to contingencies.

No facilities were acquired from third parties during the first quarter of 2004.

Containerized Storage Business:
-------------------------------

As previously announced, management adopted a business plan in 2002 that included the closure of 22 non-strategic containerized storage facilities. During 2003 and 2004, an additional ten facilities (nine and one, respectively) were identified as non-strategic and scheduled for closure. Collectively, these 32 facilities are referred to as the "Closed Facilities" and the operations, impairment charges and closure reserves with respect to these Closed Facilities for current and prior periods are included in the Company's income statement in the line-item, "Discontinued Operations." As of March 31, 2004, three of the Closed Facilities were in the process of closing which may take until the end of the third quarter of 2004. For the three months ended March 31, 2004, impairment charges totaling $169,000 were recorded with respect to the containerized storage facility closed during the first quarter of 2004 (none for the quarter ended March 31, 2003).

Issuance and Redemption of Preferred Stock:
-------------------------------------------

On January 2, 2004, we issued 1,600,000 shares ($40.0 million) representing interests in our 6.85% Cumulative Preferred Stock, Series Y at an issuance price of $25.00 per share in a direct placement to an institutional investor. On March 5, 2004, we issued 4,500,000 depositary shares ($112.5 million) representing interests in our 6.25% Cumulative Preferred Stock, Series Z (NYSE:PSAPrZ) in a public offering at an issuance price of $25.00 per share. On March 31, 2004, we issued 4,600,000 depositary shares ($115.0 million) representing interests in our 6.125% Cumulative Preferred Stock, Series A (NYSE:PSAPrA) in a public offering at an issuance price of $25.00 per share.

On January 20, 2004, we redeemed all 4,600,000 depositary shares of our 8.25% Series K ($115.0 million) at a redemption price of $25.00 per share, plus a sum equal to all accrued and unpaid dividends from January 1, 2004 through the redemption date. On March 10, 2004, we redeemed all 4,600,000 depositary shares of our 8.25% Series L ($115.0 million) at a redemption price of $25.00 per share, plus a sum equal to all accrued and unpaid dividends from January 1, 2004 through the redemption date.

Repurchases of Common Stock:
----------------------------

As previously reported, the Board of Directors has authorized the repurchase of up to 25,000,000 shares of the Company's common stock. Cumulatively through December 31, 2003, we had repurchased a total of 21,672,020 shares of common stock. During the first quarter of 2004, we repurchased 85,000 shares of our common stock for approximately $3,967,000. In addition, during April 2004, the Company repurchased 324,700 shares of our common stock for an aggregate of approximately $14,267,000.

Restructuring of Preferred Equity:
----------------------------------

As previously announced, on March 22, 2004, certain investors who hold $200 million of our 9.5% Series N Cumulative Redeemable Perpetual Preferred Units agreed, in exchange for a special distribution of $8,000,000, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year. The investors also received their distribution that accrued from January 1, 2004 through the effective date of the exchange. We did not incur any third party fees in this restructure.

As a result of this restructuring, income allocable to minority interests increased, and our net income decreased $10,063,000 due to (1) the $8,000,000 cash payment to the holders of the preferred units and (2) the application of the Securities and Exchange Commission's recent clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock" totaling $2,063,000, which represents the excess of the $200 million stated amount of the preferred units over their carrying amount. Beginning with the second quarter of 2004, this restructuring will result in a decrease in income allocable to minority interests causing an increase in our net income by $1.55 million per quarter.

Amendment to Credit Facility:
-----------------------------

On March 25, 2004, we amended our $200 million credit facility with Wells Fargo and our banking group. The amendment provides for more flexible terms and conditions and extends the term of facility to April 1, 2007. As of March 31, 2004, there were no outstanding borrowings on line of credit.

Distributions Declared:
-----------------------

On May 6, 2004, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All of the distributions are payable on June 30, 2004 to shareholders of record as of June 15, 2004.

Loan to PS Business Parks, Inc.:
--------------------------------

On December 29, 2003, we loaned PS Business Parks, Inc. $100.0 million. PS Business Parks, Inc. is an unconsolidated affiliate in which we have an approximate 44% ownership interest. The loan bore interest at 1.4% per annum and matured on March 9, 2004. PS Business Parks, Inc. repaid the loan in full by March 8, 2004.

First Quarter Conference Call:
------------------------------

A conference call is scheduled for Friday, May 7, 2004, at 9:00 a.m. (PDT) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 6829190). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under "Investor Relations" (conference ID number 6829190). An instant replay of the conference call may be accessed through May 9, 2004 by calling (800) 642-1687 and through June 7, 2004 by using the link at www.publicstorage.com under "Investor Relations." Both forms of replay utilize conference ID number 6829190.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters is located in Glendale, California. The Company's self-storage properties are located in 37 states. At March 31, 2004, the Company had interests in 1,413 storage facilities with approximately 85.5 million net rentable square feet and 808,000 rentable units.

When used within this document, the words "expects," "believes," "anticipates," "should," "estimates," and similar expressions are intended to identify "forward-looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, "Risk Factors," and include changes in general economic conditions and in the markets in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company's facilities; difficulties in the Company's ability to evaluate, finance and integrate acquired and developed properties into the Company's existing operations and to fill up those properties, which could adversely affect the Company's profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company's expense and reduce the Company's cash available for distribution; consumers' failure to accept the containerized storage concept which would reduce the Company's profitability; difficulties in raising capital at reasonable rates, which would impede the Company's ability to grow; delays in the development process, which could adversely affect the Company's profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company's Form 10-Q for the quarter ended March 31, 2004, which will be certified by the Company's CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA

                                  (unaudited)


                                                                                For the Three Months Ended
                                                                                          March 31,
                                                                               ---------------------------------
                                                                                   2004               2003
                                                                               --------------     --------------
                                                                               (in thousands, except per share
                                                                                            data)
Revenues:
   Rental income:
       Self-storage facilities (a)......................................        $    206,045       $    189,496
       Commercial properties............................................               2,695              2,846
       Containerized storage facilities (a).............................               6,606              7,442
       Tenant reinsurance...............................................               5,963              5,215
  Interest and other income.............................................               1,357              1,699
                                                                               --------------     --------------
                                                                                     222,666            206,698
                                                                               --------------     --------------
Expenses:
  Cost of operations:
       Self-storage facilities (a)......................................              75,562             65,299
       Commercial properties............................................               1,141              1,193
       Containerized storage facilities (a).............................               4,014              4,638
       Tenant reinsurance...............................................               3,135              2,699
   Depreciation and amortization........................................              46,770             45,367
   General and administrative (b).......................................               5,884              4,250
   Interest expense.....................................................                 100                453
                                                                               --------------     --------------
                                                                                     136,606            123,899
                                                                               --------------     --------------
   Income before minority interest in income, equity in earnings of real estate entities, discontinued operations, and gain on disposition of
      real estate.......................................................              86.060             82,799
Equity in earnings of real estate entities (c)..........................               4,057              4,687
Minority interest in income:
   Allocable to preferred minority interests:
     Based upon ongoing distributions (d)...............................              (6,554)            (6,726)
     Special distribution and restructuring allocation (d)..............             (10,063)                 -
   Allocable to other partnership interests.............................              (4,003)            (3,942)
                                                                               --------------     --------------
   Income before discontinued operations and gain on disposition of real
      estate............................................................              69,497             76,818
   Discontinued operations (a)..........................................                (430)              (193)
   Gain on disposition of real estate assets............................                   -                 14
                                                                               --------------     --------------
Net income..............................................................        $     69,067       $     76,639
                                                                               ==============     ==============
Net income allocation:
----------------------
  Allocable to preferred shareholders:
     Based on distributions paid........................................        $     38,042       $     37,022
     Based on redemptions of preferred stock............................               3,723              2,297
  Allocable to equity shareholders, Series A............................               5,375              5,375
  Allocable to common shareholders......................................              21,927             31,945
                                                                               --------------     --------------
                                                                                $     69,067       $     76,639
                                                                               ==============     ==============
Per common share:
  Net income per share - Basic and Diluted..............................              $0.17              $0.26
                                                                               ==============     ==============
  Weighted average common shares - Basic (e)............................             127,182            124,078
                                                                               ==============     ==============
  Weighted average common shares - Diluted .............................             128,387            125,232
                                                                               ==============     ==============


(a) The historical operations of five self-storage facilities that the Company disposed of in the fourth quarter of 2003 are classified as Discontinued Operations. In addition, the historical operations of the 32 closed containerized storage facilities are included in Discontinued Operations. Included in Discontinued Operations for the quarter ended March 31, 2004 is a $169,000 impairment charge with respect to one containerized storage facility closed in the first quarter of 2004.

(b) The increase in general and administrative expense is due to an increase in stock-based compensation expense from $167,000 for the first quarter of 2003 to $967,000 for the same period in 2004, combined with expenses associated with terminated employees in the amount of $610,000 in the first quarter of 2004.

(c) The decrease in equity in earnings of real estate entities is attributable primarily to our $943,000 share of PSB's EITF Topic D-42 allocations of income recorded in the three months ended March 31, 2004 in connection with redemptions of preferred securities, combined with our $1,852,000 share of higher depreciation due to PSB's acquisition of real estate in the fourth quarter of 2003. This decrease was offset partially by our net share of PSB's reduction in income from an impairment charge, net of a gain on sale, recorded in the first quarter of 2003; our net share of these amounts was $2,130,000 in the first quarter of 2003.

(d) During the quarter ended March 31, 2004, the holders of $200 million of the series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of the EITF Topic D-42, the $2,063,000 in costs incurred when the $200M in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate is expected to reduce ongoing preferred minority interest by approximately $1,550,000 per quarter beginning March 22, 2004.

(e) The increase in weighted average common shares - basic was due primarily to the issuance of approximately 427,000 shares during the second quarter of 2003 in connection with the acquisition of the remaining partnership interests in an entity in which the Company held a partial equity interest, as well as the issuance of an aggregate of approximately 3,555,000 shares during 2003 and 2004 in connection with the exercise of employee stock options, partially offset by repurchases of an aggregate of 260,000 shares of our common stock during 2003 and for the three months ended March 31, 2004.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                                          March 31,          December 31,
                                                                                            2004                 2003
                                                                                       ---------------      --------------
                                                                                         (unaudited)

                                                                                          (in thousands, except share
                                       ASSETS                                                  and per share data)
                                       ------

Cash and cash equivalents.......................................................       $     319,635        $     204,833

Operating real estate facilities:
   Land and buildings, at cost..................................................           5,165,743            5,125,498
   Accumulated depreciation.....................................................          (1,196,142)          (1,153,059)
                                                                                       ---------------      --------------
                                                                                           3,969,601            3,972,439
 Construction in process........................................................              51,199               69,620
Land held for development.......................................................              12,236               12,236
                                                                                       ---------------      --------------
                                                                                           4,033,036            4,054,295
Investment in real estate entities..............................................             335,739              336,696
Goodwill........................................................................              78,204               78,204
Intangible assets, net..........................................................             109,638              111,289
Mortgage notes receivable, including amounts from affiliates....................                 488              100,510
Other assets....................................................................              83,640               82,242
                                                                                       ---------------      --------------
         Total assets...........................................................       $   4,960,380        $   4,968,069
                                                                                       ===============      ==============

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable...................................................................       $      49,313        $      76,030
Preferred stock called for redemption...........................................                   -              115,000
Accrued and other liabilities...................................................             134,500              131,103
                                                                                       ---------------      --------------
         Total liabilities......................................................             183,813              322,133

Minority interest - preferred...................................................             285,000              285,000
Minority interest - other.......................................................             139,528              141,137

Commitments and contingencies

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized, 7,368,486 shares issued (in series) and outstanding (5,763,986 at December 31, 2003), at liquidation preference:
         Cumulative Preferred Stock, issued in series...........................           2,019,525            1,867,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized, 127,712,895
     shares issued and outstanding (126,986,734 at December 31, 2003)...........              12,771               12,699
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized,
     8,776.102 shares issued and outstanding....................................                   -                    -
   Paid-in capital..............................................................           2,449,998            2,438,632
   Cumulative net income........................................................           2,435,727            2,366,660
   Cumulative distributions paid................................................          (2,565,982)          (2,465,217)
                                                                                       ---------------      --------------
         Total shareholders' equity.............................................           4,352,039            4,219,799
                                                                                       ---------------      --------------
              Total liabilities and shareholders' equity........................       $   4,960,380        $   4,968,069
                                                                                       ===============      ==============

                                       9

                              Public Storage, Inc.

                             Selected Financial Data
                      Computation of Funds from Operations
                                   (Unaudited)

                                                                                    For the Three Months Ended
                                                                                            March 31,
                                                                                    ---------------------------
                                                                                       2004           2003
                                                                                    ------------   ------------
                                                                                     (Amounts in thousands,
                                                                                     except per share data)
Computation of Funds from Operations (FFO) allocable to Common Stock
--------------------------------------------------------------------

Net income..................................................................        $   69,067     $   76,639
    Add back- depreciation and amortization.................................            46,770         45,367
    Add back - depreciation and amortization included in Discontinued
       Operations...........................................................                78            673
    Add back - our pro-rata share of depreciation from equity investments...             8,275          6,294
    Eliminate - depreciation with respect to non-real estate assets.........            (1,148)        (1,631)
    Eliminate - our pro-rata share of PS Business Parks, Inc.'s gain on
       sale of real estate..................................................                 -           (469)
    Eliminate - gain on sale of real estate assets..........................                 -            (14)
    Add back - minority interest share of income............................            20,620         10,668
                                                                                    ------------   ------------
Consolidated FFO............................................................           143,662        137,527

Allocable to preferred minority interests:
  Based upon ongoing distributions (a)......................................            (6,554)        (6,726)
   Special distribution and restructuring allocation (a)....................           (10,063)             -
Allocable to minority interest - other partnership interests ...............            (5,578)        (5,588)
                                                                                    ------------   ------------
Remaining FFO allocable to our shareholders.................................           121,467        125,213

Less: allocations to preferred and equity stock shareholders:
    Senior Preferred distributions..........................................           (38,042)       (37,022)
    Issuance costs on redeemed preferred shares (b).........................            (3,723)        (2,297)
    Equity Stock, Series A distributions....................................            (5,375)        (5,375)
                                                                                    ------------   ------------
                                                                                       (47,140)       (44,694)
                                                                                    ------------   ------------
Remaining FFO allocable to Common Stock (b).................................        $   74,327     $   80,519
                                                                                    ============   ============
Weighted average shares:
   Regular common shares....................................................           127,182        124,078
   Weighted average stock options outstanding using treasury method (c).....             1,205          1,154
                                                                                    ------------   ------------
Weighted average common shares for purposes of computing fully-diluted FFO
    per common share........................................................           128,387        125,232
                                                                                    ============   ============
FFO per common share (a) (b) (c) (d)........................................        $     0.58     $     0.64
                                                                                    ============   ============


(a) During the quarter ended March 31, 2004, the holders of $200 million of the series N preferred units agreed, in exchange for a special distribution of $8 million, to a reduction in the distribution rate on their preferred units from 9.50% per year to 6.40% per year, effective March 22, 2004. This $8 million special distribution was reflected as minority interest in income. In addition, in accordance with the SEC's clarification of EITF Topic D-42, the $2,063,000 in costs incurred when the $200M in units were originally issued is reflected as minority interest in income for the quarter ended March 31, 2004. The change in the ongoing distribution rate is expected to reduce ongoing preferred minority interest by approximately $1,550,000 per quarter beginning March 22, 2004.

(b)   Funds  from  operations   ("FFO")  is  a  term  defined  by  the  National
      Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends. FFO allocable to Common Stock and FFO per common share for the three months ended March 31, 2003 have been restated to reflect the application of the Securities and Exchange Commissions clarification of Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock."

(c) During the three months ended March 31, 2004 and 2003, we incurred stock based compensation expense of approximately $967,000 and $167,000, respectively. In addition, the increase in our average common share price during the first quarter of 2004, as compared to the same period in 2003, resulted in an increase in the weighted average shares outstanding from stock options when applying the treasury method. This increase combined with the actual issuance of common stock in connection with the exercise of employee stock options during the period resulted in a year-over-year increase of approximately 2,939,000 weighted average shares outstanding for the purpose of computing earnings per common share. The combination of increased compensation expense and weighted average shares outstanding had the impact of reducing FFO per common share by approximately $0.02 per share for the three months ended March 31, 2004 as compared to the same period in 2003.

(d) FFO per share was negatively affected by dilution relating to the 78 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 2000. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.04 for each of the three months ended March 31, 2004 and 2003, respectively. FFO was also negatively impacted a total of approximately $0.03 and $0.01 per share for the three months ended March 31, 2004 and 2003, respectively, as a result of uninvested cash balances, primarily representing the differential between the distribution rates with respect to these securities and the nominal interest income earned on the uninvested proceeds.

                              Public Storage, Inc.

                             Selected Financial Data

                 Computation of Funds Available for Distribution

                                   (Unaudited)

                                                                          For the Three Months Ended
                                                                                   March 31,
                                                                          ---------------------------
                                                                             2004            2003
                                                                          ------------   ------------
                                                                            (Amounts in thousands)

Computation of Funds Available for Distribution ("FAD"):
--------------------------------------------------------

FFO allocable to Common Stock (a)................................         $   74,327      $   80,519
Add: Stock option expense........................................                119              99
         Restricted stock expense................................                534               -
         Impact of application of EITF Topic D-42 (b)............              6,729           2,297
         Our share of PSB's real estate impairment charges.......                  -           2,599
Less: Capital expenditures to maintain facilities................             (2,705)         (2,333)
                                                                          ------------   ------------
Funds available for distribution ("FAD") (c).....................         $   79,004      $   83,181
                                                                          ============   ============
Distributions to common shareholders.............................         $   57,348      $   55,995
                                                                          ============   ============
 Distribution payout ratio (c)...................................             72.6%           67.3%
                                                                          ============   ============

(a)   Funds  from  operations   ("FFO")  is  a  term  defined  by  the  National
      Association of Real Estate Investment Trusts ("NAREIT") by which real estate investment trusts ("REITs") may be compared. It is generally defined as net income before depreciation and gains and losses on real estate assets. FFO is presented because many analysts consider FFO to be one measure of the performance of real estate companies. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for the Company's cash flow or net income as a measure of the Company's liquidity or operating performance or its ability to pay dividends.

(b) The three months ended March 31, 2004 includes $3,723,000 with respect to the redemption of our Cumulative Preferred Series L, $2,063,000 with respect to the restructuring of the Series N preferred partnership interests, and $943,000 representing our pro rata share of PSB's EITF Topic D-42 allocations of income. The amount for the three months ended March 31, 2003, pertains to the redemption of our Cumulative Preferred Series B.

(c) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) stock option expense, 3) restricted stock expense, 4) income allocated to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures. Distribution payout ratio is computed by dividing the quarter's distribution paid by FAD. FAD is presented because many analysts consider it to be one measure of the performance of real estate companies.

                              Public Storage, Inc.

                             Selected Financial Data

        Reconciliation of Same Store Rental Income and Cost of Operations

              To Consolidated Rental Income and Cost of Operations

                                   (Unaudited)




                                                            For the Three Months Ended
                                                                    March 31,
                                                            --------------------------
                                                                2004          2003
                                                            ------------   -----------
                                                             (Amounts in thousands)


Rental income for the 1,271 Same Store facilities.......     $  190,967     $ 179,666
   Less - rental income for Same Store facilities
     accounted for on the equity method of accounting
     (a)................................................         (6,134)       (5,720)
 Add: rental income for other non Same Store facilities
     (b)................................................         21,212        15,550
                                                            ------------   -----------
   Consolidated self-storage rental income..............     $  206,045     $ 189,496
                                                            ============   ===========
Cost of operations for the 1,271 Same Store facilities..     $   67,784     $  59,670
   Less - cost of operations for Same Store facilities
     accounted for on the equity method of accounting (a)        (1,834)       (1,625)
   Add: cost of operations for other non Same Store
      facilities (b)....................................          9,612         7,254
                                                            ------------   -----------
    Consolidated self-storage cost of operations........     $   75,562     $  65,299
                                                            ============   ===========

(a) At March 31 2004, the Company has a noncontrolling ownership interest in 33 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company's consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results for these periods in its income statements as "Equity in earnings of real estate entities."

(b) The Company consolidates the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2002 through March 31, 2004, or because the Company acquired these facilities from third parties after December 31, 2001.